UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2022

Finward Bancorp
(Exact name of registrant as specified in its charter)

Indiana	000-26128	35-1927981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9204 Columbia Avenue Munster, Indiana	46321
(Address of principal executive offices)	(Zip Code)

(219) 836-4400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	FNWD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 27, 2022, the Board of Directors (the “Board”) of Finward Bancorp (the “Bancorp”) appointed Todd M. Scheub as Executive Vice President & Chief Revenue Officer of the Bancorp, and the board of directors of Peoples Bank (the “Bank”), the wholly-owned Indiana chartered commercial bank subsidiary of the Bancorp, appointed Mr. Scheub as President of the Bank, with both appointments becoming effective immediately. Mr. Scheub previously served as the Executive Vice President, Chief Banking Officer of the Bancorp and the Bank, a position he has held since 2017. Mr. Scheub succeeds Benjamin J. Bochnowski as President of the Bank, and Mr. Bochnowski will continue to serve as the Chief Executive Officer (“CEO”) of the Bancorp and the Bank and as President of the Bancorp. In his new role as President of the Bank, Mr. Scheub will be responsible for exercising general executive powers and duties of supervision with respect to the management, sales, and growth of the Bank, and supplement the CEO’s supervision of the Bank’s overall strategic direction and ongoing operations. In his role as Executive Vice President & Chief Revenue Officer of the Bancorp, Mr. Scheub will be responsible for revenue generation for the Bancorp, forming and enhancing customer relationships and working with the Bancorp’s sales teams to expand revenue opportunities, talent recruiting and acquisition, and implementing overall strategic initiatives of the Bancorp.

Mr. Scheub, who is 54 years old, joined the Bank in 1996 and has held numerous positions within the Bank’s commercial lending group. As Executive Vice President, Chief Banking Officer from 2017 to 2022, Mr. Scheub was responsible for the Bank’s Wealth Management group, Retail Banking group, Marketing, Commercial, and Retail lending groups as well as the management of asset quality in the loan portfolio. In this role, he also provided oversight to the sales group in wealth management, retail banking, business and retail lending as well as chairing the Senior Officer’s Loan Committee and the Executive Officer’s Loan Committee. From 2013 to 2017, Mr. Scheub served as the Chief Lending Officer of the Bank. Mr. Scheub holds a Bachelor of Science Degree in Business and a Master’s Degree in Business Administration from Indiana University Northwest. He also graduated from America’s Community Bankers National School of Banking. Mr. Scheub is a Board Member at Campagna Academy, Lake County Economic Alliance, and the Indiana University Northwest Business School Advisory Board.

In connection with his appointment, Mr. Scheub entered into an Employment Agreement with the Bancorp and the Bank dated as of April 27, 2022 (the “Employment Agreement”). The Employment Agreement became effective upon execution. Under the Employment Agreement, Mr. Scheub will serve as the President of the Bank, and the Executive Vice President & Chief Revenue Officer of the Bancorp for a base salary of $271,000.00 per year, subject to increases awarded by the Board and possible decreases if the Bancorp or the Bank makes similar decreases in the base salaries of its other executive officers. The term of the Employment Agreement is for one year, which will be automatically renewed for additional one-year periods unless written notice of non-renewal is delivered by either party at least 60 days prior to the end of the initial or renewal term. Mr. Scheub also is eligible to receive an annual cash performance bonus as may be set by the Board, he will be eligible to participate in any equity-based incentive compensation plan or program approved by the Board from time to time, including the Bancorp’s 2015 Stock Option and Incentive Plan (the “2015 Plan”), and he will be entitled to customary fringe benefits and vacation leave.

Also in connection with his appointment, the Bancorp granted Mr. Scheub 1,000 shares of restricted stock pursuant to the 2015 Plan, which will vest in full, in one installment, three years from the award date or on April 27, 2025, if he continues to be employed by both the Bancorp and the Bank on such vesting date. If Mr. Scheub ceases to be employed by the Bancorp and the Bank for any reason other than death, disability, or retirement prior to the vesting date, the restricted stock will be forfeited and returned to the Bancorp. If Mr. Scheub’s employment is involuntarily terminated within 18 months following a “change of control” (as defined under the 2015 Plan) of the Bancorp, the forfeiture provisions and transfer restrictions applicable to such stock lapse and the stock will become fully vested. The other terms of this award are materially consistent with the Bancorp’s form of award agreement used for grants of restricted stock to the Bancorp’s executive officers. The Bancorp made this award of restricted stock to Mr. Scheub because the Board viewed the award as critical to the retention of Mr. Scheub’s talents as an executive officer of the Bancorp and the Bank, which in-turn is critical to the performance of the Bancorp and Bank and future shareholder value. The Bancorp has a practice of granting one-time awards of restricted stock in connection with promotions to ensure the attraction and retention of key management personnel and to motivate management to achieve the Bancorp’s corporate goals and strategies, all of which advance the long-term interests of the Bancorp’s shareholders. The Board believes the award to Mr. Scheub is reasonable in magnitude and incentivizes superior long-term performance by Mr. Scheub in his new position because no portion of the award vests until three years after grant.

Under the Employment Agreement, Mr. Scheub’s employment may be terminated by the CEO for “cause,” which is defined in the Employment Agreement as (i) Mr. Scheub’s commission of an act of malfeasance, fraud, embezzlement, breach of trust, or dishonesty; (ii) Mr. Scheub’s indictment, conviction, or plea of guilty or no contest to a felony or crime of moral turpitude; (iii) any unauthorized use or disclosure by Mr. Scheub of confidential information or trade secrets of the Bank; (iv) Mr. Scheub’s gross negligence, insubordination, or material violation of any duty of loyalty to the Bank, any other misconduct on the part of Mr. Scheub, or any violation of law or regulation applicable to the Bank; (v) Mr. Scheub’s failure to satisfactorily perform his duties in the opinion of the CEO, which failure has not been remedied by Mr. Scheub within 30 days after the CEO delivers written notice of such failure to Mr. Scheub; or (vi) Mr. Scheub’s breach of the Employment Agreement. The Employment Agreement also will immediately terminate upon Mr. Scheub’s death or if he becomes disabled (as defined in the agreement). In addition, the CEO may terminate Mr. Scheub’s employment without cause upon 30 days prior written notice.

If Mr. Scheub’s employment terminates because he is discharged for cause, or because of his resignation without “good reason” (as defined below), or in the event of his disability, the Bank will pay Mr. Scheub (i) his unpaid base salary through the date of termination; (ii) any unpaid bonus, incentive compensation, deferred compensation, and other cash compensation accrued as of the date of termination; and (iii) any unused vacation, expense reimbursements, and other cash entitlements due to him as of the date of termination (collectively, the “Accrued Obligations”). Such payments will be made in a lump sum in cash within 30 days after the date of termination, except that any bonus, deferred compensation, or incentive compensation will be determined and paid in accordance with the terms of the relevant plan as applicable to Mr. Scheub.

If Mr. Scheub is discharged without cause or he resigns for “good reason,” or in the event of his death, then the Bank will pay Mr. Scheub, or his heirs or estate as the case may be, (i) the Accrued Obligations; (ii) a lump sum amount equal to 1.5 times his then-current base salary and most recent annual bonus; (iii) continuation for 18 months of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period; and (iv) the cost of outplacement services. The foregoing payments and benefits are contingent upon Mr. Scheub executing an effective general release and waiver of claims acceptable to the Bancorp and the Bank.

For purposes of the Employment Agreement, “good reason” is defined as any of the following, which has not been expressly consented to by Mr. Scheub in writing: (i) assignment of duties by the CEO that are inconsistent with Mr. Scheub’s position, authority, duties, or responsibilities as President of the Bank or Executive Vice President & Chief Revenue Officer of the Bancorp, or any other action by the Bank which results in a substantial diminution of such position, authority, duties, or responsibilities; (ii) a reduction of 10% or more in his then current base salary, unless such reduction is required by law or regulation or is proportionate to a reduction in the base salary of all other executive officers of the Bank; or (iii) any substantial failure by the Bank to comply with any of the provisions of the Employment Agreement; provided that, actions taken by the Bank under clause (i) above by reason of Mr. Scheub’s inability to perform his responsibilities because of a physical or mental injury or disease will not be deemed “good reason;” provided, further, that, the expiration of the term of the Employment Agreement, or the provision of a notice of non-renewal of the term by either party will not constitute “good reason.”

The Employment Agreement provides that in the event of Mr. Scheub’s discharge without cause or resignation for good reason is in connection with a “change of control” (as defined in the Employment Agreement), the severance payment as it relates to Mr. Scheub’s annual bonus will be the most recent annual bonus received by Mr. Scheub prior to the change of control, and the benefits continuation provision of the agreement will be those benefits that were provided to Mr. Scheub immediately prior to the change of control; provided that, the foregoing provisions will not apply to the severance and benefits provisions above if the benefits Mr. Scheub would receive under those provisions would be greater without the application of the limitations described in this paragraph. In addition, in the event of a Change of Control, the Bank is to pay to the Executive all future premiums on the life insurance policies on Executive’s life expected to become due before the end of the term of the Employment Agreement, subject to the payments terms as set forth above.

During a period of 18 months following his termination of employment with either the Bancorp or the Bank, Mr. Scheub may not solicit or induce any employees, customers, or prospective customers of the Bank to leave the Bank. Mr. Scheub also has agreed, for a period of 18 months following his date of termination, not to solicit, divert, or accept certain “competitive business” (as defined in the Employment Agreement) from certain customers and prospective customers of the Bank. In addition, Mr. Scheub is subject to confidentiality provisions protecting the Bancorp’s and Bank’s confidential business information from unauthorized disclosure.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the terms of the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Other than pursuant to Mr. Scheub’s Employment Agreement described herein, there is no arrangement or understanding between Mr. Scheub and any other persons or entities pursuant to which Mr. Scheub was appointed as the Executive Vice President & Chief Revenue Officer of the Bancorp and the President of the Bank.  There is no family relationship between Mr. Scheub and any member of the Board or any executive officer of the Bancorp, and there are no transactions between the Bancorp and Mr. Scheub that require disclosure under Item 404(a) of Regulation S-K.

On April 28, 2022, the Bancorp issued a press release announcing the appointment of Mr. Scheub as the Executive Vice President & Chief Revenue Officer of the Bancorp and the President of the Bank. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

The following exhibits are being furnished with this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement between Finward Bancorp, Peoples Bank and Todd M. Scheub dated as of April 27, 2022.
99.1	Press Release dated April 28, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Finward Bancorp
Date: April 28, 2022
	By:	/s/ Peymon S. Torabi
Printed Name: Peymon S. Torabi
Title: Executive Vice President, Chief Financial Officer and Treasurer